UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Materials Pursuant to Section 240.14a-12

PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as Specified in its Charter)

HERBERT KURZ
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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Herbert Kurz
511 Gair Street
Piermont, New York 10968

December 4, 2009

Dear Fellow Shareholder:

My name is Herbert Kurz. I founded Presidential Life in 1965 and was Chief Executive Officer of the Company until May 12, 2009. Currently, I am Chairman of the Board. I am also the largest individual shareholder of the Company, owning more than 8% of the outstanding shares. The Kurz Family Foundation, of which I am a director, currently owns more than 20% of the Company’s stock. Presidential Life has been my career and my passion, and I have a major financial stake in its current and future success. I have become increasingly frustrated with the performance of the Company’s stock, and I have completely lost confidence in the ability of Donald Barnes, the Company’s Chief Executive Officer, and the current board of directors to restore the Company to the path of prosperity. I am therefore asking all shareholders to join me in acting by written consent to:

•	Remove the current directors other than myself,

•	Amend the bylaws to fix the size of the Board at nine,

•

Elect an experienced, highly-qualified slate of eight new directors; Donna L. Brazile, William J. Flynn, John F.X. Mannion, Donald Shaffer, Douglas B. Sosnik, Daniel M. Theriault, Jerry Warshaw and Cliff L. Wood, and

•	Repeal any amendments to the bylaws that are adopted between November 6, 2009 and the seating of the new Board members.

These four proposals are described in more detail in my consent solicitation statement which I urge you to read.

You can take immediate action to protect your investment and to restore our Company to the path of prosperity by signing, dating and returning the enclosed WHITE consent card. A postage-paid return envelope is enclosed for your convenience. If you have any questions or need any assistance in voting your shares, you may call the firm assisting me in this consent solicitation, Morrow & Co., LLC, toll-free at (800) 662-5200.

If my nominees are elected and, together with me constitute a majority of the Board, I expect that we will immediately replace Mr. Barnes as CEO and that I will step in as interim CEO until a successor is named. We will immediately form a Search Committee to find a world-class CEO committed to restoring our Company’s foundation of expense control, capital preservation and prudent investment decision-making. I believe these are the qualities that allowed our Company to thrive when other similar companies did not survive.

PROTECT THE VALUE OF YOUR INVESTMENT. PLEASE SIGN, DATE AND RETURN
THE WHITE CONSENT CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

I AM CONCERNED ABOUT THE PERFORMANCE OF THE COMPANY AND VERY
FRUSTRATED WITH THE PERFORMANCE OF THE STOCK

FRUGALITY is my core commitment. I believe it has been the cornerstone of Presidential Life’s success over the years. On November 9, 2009, The Wall Street Journal published an article headlined: “Catering to the Recession Mentality—From Food to TVs, Consumer-Focused Businesses Say Frugality is Guiding Principal.”* I believe that the principal of frugality is equally important to insurance companies such as Presidential Life. Also, on November 9, 2009, Presidential Life released its third quarter results for 2009. The Company’s press release stated: “Presidential Life had an operating loss for the nine months of 2009 of $5.6 million ($0.19 per share), compared with an operating gain of $40.6 million ($1.38 per share) for the 2008 period. For the nine months of 2009, Presidential Life had a net loss of $10.0 million ($0.34 per share), compared with net income of $21.3 million ($0.72 per share) for the first nine months of 2008.” (emphasis added)

In my view, the Company’s financial performance and shareholder value have suffered under the leadership of Mr. Barnes and the current directors. I believe we should all agree that it is time to reconsider the wisdom of the current Board’s strategic plan.

OUR COMPANY’S SUCCESSES

Presidential Life was established in 1965, one of many insurance companies started during the 1950s and 1960s. In my view, many of these companies overspent in pursuit of unrealistic growth and suffered for their errors.

We avoided these mistakes. Consistent with our core principal of frugality, we located in Nyack, a community with rents far lower than those in New York City. My initial salary in 1965 was $20,000 per year. We achieved a statutory profit in our fourth year.

Along the way we maintained a conservative and prudent investment strategy and avoided many of the more risky and speculative investments. We thrived while some of the other companies in our industry did not survive.

Under my leadership, we focused our efforts on fixed annuities, largely avoiding variable annuities and their attendant problems. We emphasized customer satisfaction, low cost operations and preserving our risk-based capital. This became the Company’s successful business plan—a business plan that I believe works in both good economic times and bad.

MY PLAN TO ENHANCE STOCKHOLDER VALUE

I am convinced that under the right Board leadership and senior management team, our Company has substantial potential for growth. I believe a new Board and a new CEO are necessary in order to begin implementing specific programs designed to improve the Company’s performance and increase stockholder value. My slate of nominees has the skills and conviction to evaluate management performance and is prepared to move quickly to select a highly qualified permanent Chief Executive Officer.

The guiding principle underlying the success our Company has had in the past is cost consciousness and control. I believe the current leadership has weakened this core commitment. One of Mr. Barnes’ first acts as CEO was to convert a large conference room into a new office for himself. Apart from the cost to the Company, these expenditures sent the wrong message to our entire

* Article by Julie Jargon, Pui-Wing Tam, Ellen Byron, The Wall Street Journal, November 9, 2009. Permission to cite this article was neither sought nor obtained.

organization. My nominees, if elected, intend to reemphasize cost control. I intend to request the new Board, if elected, to take the following actions:

•	Concentrate on the Company’s fixed annuity product and do not expand new product offerings in the current environment,

•	Implement cost reductions in various areas including corporate perks—in other words, “FRUGALITY”,

•	Invest in a conservative and prudent manner,

•	Strengthen our Company’s capital base without diluting common equity,

•	Focus on the “hands-on” management of our Company’s businesses and successful bottom-line short and long-term operating and growth strategies, and

•	Operate the business under the principle that CAPITAL IS KING.

It is my firm belief that we can restore prosperity to our Company and preserve and enhance the value of your investment in its shares.

THE SLATE OF NOMINEES I AM PROPOSING IS FAR MORE QUALIFIED TO LEAD
OUR COMPANY THAN THE INCUMBENT DIRECTORS

I am honored that such accomplished people in their fields, with impeccable reputations for honesty and integrity, have agreed to join my slate of nominees and serve as directors of the Company if elected. Please take a look at their backgrounds and achievements as set forth in my consent solicitation statement. The new slate brings significantly more insurance industry experience than the current board. Collectively, they would bring a needed fresh perspective to the Company.

The new slate of nominees includes former insurance company senior executives—Bill Flynn who served as CEO of Mutual of America and Chairman of the Board of the Life Insurance Council of New York, and Jack Mannion who served as CEO of Unity Mutual Insurance Co. The slate also includes Don Shaffer who was President of a full-service insurance agency for more than 30 years, Jerry Warshaw, a former Chief Operating Officer of the Company, and Dan Theriault, a well-known respected insurance industry analyst. Donna Brazile and Doug Sosnik are well-known and highly regarded consultants in the government/political world and former directors of the Company’s Insurance subsidiary. Cliff Wood currently is president of Rockland Community College.

THE CURRENT BOARD IS NOT ALIGNED WITH STOCKHOLDER INTERESTS

As I read the current Board’s soliciting material most recently filed with the SEC, it strikes me that they say virtually nothing about their plans to increase shareholder value—other than the generic statement that the “Board has and will continue to act in the best interests of the Company and all of its stockholders” and a general reference to a “three-year strategic plan” that is now more than a year old. In my view, the Board’s primary arguments against my consent solicitation are the following:

•

The Board claims my successful solicitation would overturn its “carefully considered” succession plan. As I see it, the succession plan was not carefully considered. Mr. Barnes, who had been the Company’s Chief Operating Officer, was the only CEO candidate. No one else was seriously considered. There was insufficient focus—if any—on the necessary skills and qualities needed to be CEO of our Company. While I approved the succession plan almost 20 months ago in April 2008, I have believed for some time that Mr. Barnes is not qualified to be CEO.

•

The Board claims that I am not “well suited” to serve as interim CEO while the new Board conducts an expeditious search for a permanent CEO. I believe this is another effort to distract attention from the Company’s poor performance under Mr. Barnes’ leadership. I know this Company better than anyone else and can continue to lead it for the brief period until a successor is employed. And finding a world-class CEO to lead our Company will be my first priority—and the first priority of my nominees.

Incidentally, the current directors (not including me) collectively own less than 200,000 shares while I and the Kurz Family Foundation currently own an aggregate of more than 8 million shares, a greater motivation to protect and grow the value of our Company.

With the challenging economic climate, we must get back on track. That is why I ask you to consent to all four proposals in this consent solicitation. As I have done for 44 years since the inception of Presidential Life, my actions are being done with primary consideration of you, the shareholder of Presidential Life.

HELP ME RESTORE OUR COMPANY’S SUCCESS. PLEASE SIGN, DATE AND RETURN
THE ENCLOSED WHITE CONSENT CARD TODAY.

Sincerely,

Herbert Kurz

If you have any questions or require any assistance in voting your Shares, please contact Morrow & Co., LLC, the firm assisting me in my solicitation of consents.

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Stockholders Call Toll Free: 800-662-5200
Banks and Brokers Call Collect: 203-658-9400